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                  SALES AGREEMENT (REMOTE/CONSIGNMENT PROGRAM)

THIS AGREEMENT, made and entered into this 30th day of April, 1998, by and between HITACHI SEMICONDUCTOR (AMERICA) INC., a Delaware corporation, having an office at 2000 Sierra Point Parkway, Brisbane, California 94005-1835 (hereinafter referred to as "HSA") and SIMPLE TECHNOLOGY, INCORPORATED, with its principal place of business at 3001 Daimler Street, Santa Ana, CA 92705 (hereinafter referred to as "Buyer").

                              W I T N E S S E T H:

WHEREAS, HSA desires to sell to Buyer, and Buyer desires to purchase from HSA, certain semiconductor products or devices described below (the "Products"); and

WHEREAS, the parties deem it desirable by means of this Agreement to establish the terms and conditions which shall govern the sale and purchase of the Products;

NOW THEREFORE, in consideration of the mutual obligations set forth herein the parties hereto agree as follows:

1. TERM. This Agreement shall become effective as of the date hereof and shall continue for one year thereafter unless sooner terminated in accordance with the terms hereof. Either party shall have the right to terminate this Agreement with or without cause on sixty (60) days' notice to the other party.

2.   PURCHASE ORDERS; FORECASTS.

     a. HSA agrees to sell and Buyer agrees to purchase the Products listed on the attached Schedule A. The purchase of Products pursuant to this Agreement shall be accomplished by means of blanket purchase orders, individual purchase orders and/or other release documents issued by Buyer and accepted or otherwise acknowledged by HSA (hereinafter sometimes individually or collectively referred to as "purchase order(s)"). At a minimum, each purchase order shall include the following: purchase order number; Buyer part number; HSA part number; current unit price; quantity of each Product covered by such purchase order; Buyer ship-to address; and Buyer bill-to address.


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     b.   Buyer shall deliver a blanket purchase order to HSA via electronic data interchange ("EDI") within ten (10) days after execution of this Agreement and, thereafter, no later than the first day of every calendar quarter during the term of this Agreement. In addition to the information required to be included in every purchase order (as described in Subsection 2(a) above), each blanket purchase order shall also include the start date and expiration date thereof. Buyer shall not have the right to make changes to the first four (4) weeks of any blanket purchase order without HSA's prior written consent. On any particular date during the effective period of a blanket purchase order, the quantities covering the next thirty (30) days of such blanket purchase order shall be firm and noncancellable.

     c. Upon execution of this Agreement and, thereafter, on or before Monday of every week during the term of this Agreement, Buyer will provide to HSA via EDI a forecast of the quantities of Products anticipated to be purchased from HSA by Buyer each week over the next twenty-six (26) weeks. In addition to the information required to be included in every purchase order (as described in Subsection 2(a) above), each forecast shall also include the forecasted quantity (i) on a weekly basis for weeks 0 - 12 and (ii) on a monthly basis thereafter; and total forecasted quantity for the entire period of the forecast. The first four (4) weeks of each forecast shall be consistent in all respects with the prior forecast for such weeks. Buyer will continually improve the accuracy and reliability of its forecast. If Buyer does not have a current blanket purchase order on file with HSA, then Buyer shall be deemed to have placed an order for the quantities that Buyer forecasts for consumption during the first thirty (30) days of the most current forecast and such quantities shall be firm and noncancellable.

3. DELIVERY BY HSA AND RECEIPT BY BUYER. Shipping costs between HSA's warehouse facility and Buyer's Warehouse (hereinafter defined) shall be paid by Buyer. Buyer shall promptly notify the applicable HSA sales office of any delays in shipping. Immediately upon receipt of Product into the Warehouse, Buyer shall advise HSA via EDI and conduct an incoming inspection of the Products. If Buyer has not received the number of boxes indicated on the packing list, Buyer shall immediately notify HSA. Buyer shall inspect all received Products for tampering, verify same against delivery documents prior to removal and refuse to accept damaged Products. Upon arrival of Product, Buyer shall conduct a weight verification and note any visual damage or pilferage. Buyer shall note any shortages, damages, or quantity or weight discrepancies on the carrier's freight bill or delivery document, shall cause the driver to co-sign the bill or document and shall immediately

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     reconcile any such errors with the applicable HSA field sales office. At
     HSA's option, Buyer will immediately return damaged Products to HSA's Fremont Distribution Center or the damaged Products' originating location.

4.   INVENTORY OF PRODUCTS AT WAREHOUSE

     a. HSA hereby authorizes Buyer to store Products in the warehouse facility owned and operated by Buyer located at 3001 Daimler Street, Santa Ana, CA 92705, (the "Warehouse") so long as Buyer maintains the Warehouse (i) in a manner consistent with the condition of the Warehouse at the time of approval by HSA and (ii) in compliance with the requirements set forth in this Agreement. Buyer shall not relocate Product to a facility other than the Warehouse without prior written approval from HSA. Buyer shall not commingle the Products with other products until Buyer withdraws the Product from the Warehouse.

     b. HSA will initially consign Product at the Warehouse within the Leadtime set forth on Schedule A hereto and in quantities that reflect the inventory levels of each Product described in Schedule A. Thereafter, HSA shall use commercially reasonable efforts to maintain inventory at the Warehouse equivalent to the average number of Products maintained in inventory at the Warehouse over the prior four
          (4) weeks. HSA will notify Buyer if it is unable to maintain inventory in the Warehouse in the manner required by this Section.

     c. Buyer shall be liable for loss and theft of and damage to the Products while in the care, custody, and control of Buyer to the extent caused by the negligence or willful misconduct of Buyer or any employee, agent, contractor or other party acting through Buyer.

     d. If Buyer stores any Product on other than shelves, the bottom box must not touch the floor nor be stacked higher than five feet (5') high. Buyer shall use drainboards underneath boxes, where appropriate or where designated by HSA.

     e. Buyer will store each Product with HSA's red "REMOTE WAREHOUSE" label showing for audit purposes.

     f. Buyer shall provide a safe, secure storage area for the Products in the Warehouse and will ensure that temperature and humidity at the Warehouse comply with the following specifications throughout the day:


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                 Temperature:     between 5 and 35  C (41 and 95  F)
                 Humidity:        between 45% and 75%

     g. Until Buyer withdraws Product from the Warehouse, Buyer shall not be permitted to open any box or break any seal for the purpose of inspecting for Product damage.

     h. Buyer will conduct cycle counts and/or physical inventories once per month for each Product regardless of whether inventory of such Product has been received or shipped during such month. In addition, Buyer will conduct a cycle count or physical inventory for a Product on any day when such Product is received at or shipped from the Warehouse. Additional cycle counts may be requested at HSA's option at additional expense to HSA.

5.   WITHDRAWAL OF PRODUCTS BY BUYER

     a. Buyer may withdraw Product from the Warehouse at any time; provided, however, Buyer shall withdraw each Product from the Warehouse no more than thirty (30) days after such Product's receipt at the Warehouse. If Buyer fails to do so, HSA shall have the option to either (i) invoice Buyer for such Product that has not been withdrawn or (ii) demand that such Product be returned to HSA's warehouse facility in California within five (5) business days of such demand. Return shipment, if any, shall be FOB HSA's warehouse facility and Buyer shall bear any and all risk of loss or damage to said Products until properly received at HSA's warehouse facility.

     b. Title and complete liability for loss or damage to the Products shall pass to Buyer upon Buyer's withdrawal of each Product from the Warehouse. Any loss or damage thereafter shall not relieve Buyer from any obligation hereunder, including without limitation Buyer's obligation to pay for such Products. Buyer shall notify HSA via EDI immediately upon withdrawal of Product from the Warehouse.

     c. Unless otherwise approved by HSA, Buyer will withdraw Products from the Warehouse on a FIFO basis and in standard box quantities or multiples thereof.

     d. Within five (5) business days following Buyer's withdrawal of a Product from the Warehouse, Buyer will accept or reject such Product. In the event the parties agree that such Product does not comply with the applicable Specifications, Buyer will have the right to reject the Product within such 5-business day period and HSA will, at its option, repair the Product or replace it with a Product


                                       4
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          that does so comply in accordance with the procedures for replacement and return of defective Products set forth in Section 17 below or credit Buyer the price of the Product in full satisfaction of such claim. Failure to reject a Product within the time fixed or to strictly comply with all requirements of this paragraph shall constitute an unconditional acceptance of the Product by Buyer. No claim shall be made after the Products are changed in any manner from their original condition.

6.   REPORTS AND AUDITS.

     a. No later than Monday of each week, Buyer shall furnish to HSA an inventory report that identifies (i) the quantity of each Product received at and withdrawn from the Warehouse during the prior week and
          (ii) the quantity of each Product remaining in the Warehouse as of such date. Buyer will keep complete records of all receipts, withdrawals and inventories of Products for three (3) years.

     b.   [CONFIDENTIAL TREATMENT REQUESTED]

     c.   [CONFIDENTIAL TREATMENT REQUESTED]

     d. Upon reasonable notice, HSA's duly authorized representative shall have the right to audit the records of Buyer regarding HSA's Products (including without limitation Buyer's records regarding (i) Total Available Market and HSA's percentage thereof in any month during the Term and (ii) any services performed by Buyer on behalf of HSA). Buyer shall maintain its records in accordance with generally accepted accounting principles and practices. HSA shall also have the right to visit, observe and inspect the Warehouse to ensure that Buyer is operating the Warehouse in the manner required by the terms of this Agreement and to conduct monthly audits to verify cycle count processes and ensure inventory accuracy.

     e.   HSA shall give reasonable advance notice to Buyer prior to


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          conducting an audit (the parties hereby agreeing that 24 hours prior notice is reasonable). If it shall be determined as a result of any audit that there has been a deficiency in the number of Products maintained at the Warehouse or that any boxes have been opened while stored in the Warehouse, then Buyer shall pay to HSA the value of such deficiency, as determined by HSA in its reasonable discretion, within thirty (30) days after notification from HSA. HSA shall notify Buyer of deficiencies (if any) within seven (7) business days after completing its audit. If it shall be determined as a result of any audit that Buyer has not been utilizing all of the HSA Contribution (as defined in Section 11 below) in the manner required by this Agreement, then HSA shall be entitled to a credit against the next HSA Contribution(s), until such credit has been fully exhausted, in an amount equal to the deficiency discovered by HSA.

     7. EDI. Transactions between the parties pursuant to this Agreement shall be made via electronic data interchange ("EDI"). EDI transactions shall be governed by the terms and conditions set forth on Schedule B to this Agreement.

     8. PRICES. The initial prices for each Product are set forth on Schedule A hereto. The parties agree to meet on the 1st of each month (or the first business day thereafter if such calendar day falls on a Saturday, Sunday or federal holiday) to negotiate changes in the pricing. The price in effect at any time shall remain in effect until the parties agree in writing to a change in pricing. Prices do not include any taxes, now or hereafter applicable, which apply or may apply to the Products. Any such taxes will be added by HSA to the sales price where HSA is required by law to collect same, and will be paid by Buyer unless Buyer provides HSA with a proper tax exemption certificate in form and substance satisfactory to HSA.

     9. PRICE REVISIONS. The prices contemplated by this Agreement are based on present freight rates and are subject to all present and future tariffs, import and export duties, border taxes and similar import surcharges and taxes which shall be solely at the cost and risk of Buyer. If any such rates or charges are included in this Agreement or any purchase order (whether shown as a separate charge or not) and shall be increased pending delivery, Buyer shall pay such increased rates or charges in addition to the price set forth in this Agreement or the applicable purchase order. Notwithstanding any other provision in this Agreement, in the event of a "Price Revision" (defined below), HSA shall have the right, subject to the provisions set forth below, to increase the selling price of the Products affected by the Price Revision by an amount not to exceed the amount of the Price Revision, as of the effective date of


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          such Price Revision. HSA shall notify Buyer of such Price Revision and, if consistent with the applicable government action, Buyer will have ten (10) days from the date of such notice to advise HSA in writing whether it is willing to pay the Price Revision specified by HSA. If Buyer elects not to pay the Price Revision, HSA may terminate the applicable purchase order (or this Agreement as to those Products affected by the Price Revision and scheduled for delivery to Buyer after the date of HSA's notice to Buyer of the Price Revision), without further liability to Buyer. As used herein, "Price Revision" means:

          a. Special or additional duties, including antidumping duties, imposed on any of the Products; or

          b. An increase in the selling price or HSA's cost of any of the Products as a result of or in connection with the actions of any government and/or any agency or instrumentality thereof including any direction or recommendation to establish or implement some form of minimum price system.

10.  [CONFIDENTIAL TREATMENT REQUESTED]

11.  [CONFIDENTIAL TREATMENT REQUESTED]


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12.  RESCHEDULE. Buyer may reschedule deliveries of standard Products within zero to 30 days of the originally confirmed delivery date(s) only if one of the following two conditions is satisfied: (a) the proposed delivery date is within such 30-day period; or (b) HSA agrees to such rescheduling in its sole discretion. Buyer may otherwise reschedule deliveries of standard Products without penalty so long as (i) HSA receives notice thereof more than 30 days before the originally confirmed dock date; (ii) such deliveries are rescheduled within ninety (90) days of the originally confirmed dock date and (iii) the unit cost for the affected Product will be invoiced and paid for at the unit price of the originally confirmed dock date.

13. CANCELLATION. Buyer may not cancel any purchase order of standard Products within the Leadtime set forth on Schedule A hereto unless agreed upon by HSA in its sole discretion. Buyer shall have the right to cancel any purchase order of standard Products at no cost provided the number of days between the originally confirmed delivery date and the date of the requested cancellation is more than the Leadtime set forth on Schedule A hereto.

14. SPECIAL ORDERS. Notwithstanding anything to the contrary set forth in this Agreement, if Buyer refuses to accept delivery of all or any portion or installment of Products specially manufactured for Buyer (which Products the parties hereby agree would be impractical for HSA to resell), Buyer shall be subject to the liability terms of any separate agreement entered into between Buyer and HSA regarding such Products and HSA shall have the right to recover (a) the agreement price for any installment of the Products as to which delivery has been refused, (b) the value of work in progress, (c) the cost of material purchased by HSA or HSA's suppliers in order to manufacture such Products, and (d) incidental damages incurred by HSA, including, but not limited to, commercially reasonable charges, expenses and commissions incurred in stopping delivery, in the transportation, care and custody of such Products after Buyer's breach, and reasonable attorney fees in enforcing HSA's rights hereunder.

15. PRODUCT SUPPLY. Due to uncertainties in the supply/demand situation, HSA may not have sufficient supplies of one or more products


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     from its then-contemplated sources of supply to meet the full requirements of all of its customers, contract or otherwise. Whenever that situation exists and HSA's performance hereunder is not otherwise excused, HSA may reduce deliveries of such product(s) on any basis which in HSA's opinion is equitable, allowing for such priorities to such classes of customers as HSA deems appropriate. No such reduction need be made up. If any such reduction occurs, Buyer shall have the option to accept such reduction or to terminate this Agreement as to any or all Products by 15 days' notice to HSA given at any time within 30 days after the notice of reduction.

16.  PAYMENT

     a. Unless otherwise agreed in writing, payment by Buyer shall be made in United States dollars and shall be made no later than thirty (30) days from date of HSA's invoice to Buyer. Invoices shall be for an entire standard box quantity, even if Buyer has withdrawn less than an entire box from the Warehouse.

     b. Payment as required by the terms of this Agreement must be made when due regardless of any claim by Buyer. Buyer shall pay interest on the unpaid balance of all bills after the due date thereof until such balance is paid in full at a rate two percent (2%) higher than the prime rate then charged by major California banks to substantial and responsible corporate borrowers; provided however, that if such interest rate shall be higher than that permitted by law, Buyer shall pay interest at the highest rate permitted by law. Such interest shall be in addition to, and without limitation on, any other rights or remedies which HSA may have under this Agreement or at law or in equity. Buyer agrees to pay any attorneys' fees and costs incurred by HSA in the collection of any delinquent amounts due under this Agreement.

17.  WARRANTY

     a. HSA warrants to Buyer that all Products sold under this Agreement will be free from defects in material and workmanship; will conform to HSA's specifications, or to Buyer's specifications where agreed to in writing; and will be free from liens and encumbrances, for a period of one year from the date of withdrawal of such Product from the Warehouse, or if the Product is a development system, board or development software, for a period of ninety (90) days from the date of withdrawal of such Product from the Warehouse, provided that:

          i.   HSA is promptly notified (within the warranty period) of any


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               warranty claim; and

          ii. The Product is returned to HSA, freight collect, within seven (7) days after Buyer has received a return material authorization number from HSA; and

          iii. HSA's examination of such Product shall disclose to its reasonable satisfaction that the claimed defect was not caused by misuse, static discharge, abuse, neglect, improper handling, installation, unauthorized repair, alteration or accident. Modification of a Product by Buyer, or at Buyer's direction, unless specifically authorized in writing by HSA, shall invalidate the above warranty.

     b. If HSA determines that a Product is covered by the warranty provided herein, HSA shall, at its option, either repair the Product, replace the Product or issue Buyer a credit for the Product in the amount of the unit price set forth in the purchase order. Any repair or replacement shall not extend the warranty period. HSA shall have no other liability to Buyer for Products covered by the warranty provided herein.

     c. THIS WARRANTY IS EXTENDED TO BUYER ONLY AND IS NOT TRANSFERABLE TO SUBSEQUENT PURCHASERS OR USERS OF THE PRODUCTS. THIS WARRANTY IS GIVEN IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND HSA EXPRESSLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, THAT A PRODUCT IS COMPATIBLE WITH ANY OTHER GOODS, MATERIALS OR DEVICES.

18.  PATENT WARRANTY AND INDEMNIFICATION

     a. HSA warrants that the Products furnished hereunder shall be delivered free of rightful claims of any third person of infringement of a United States patent. HSA agrees to defend, at its expense, any suit or proceeding brought against Buyer based upon such claim, and to hold Buyer harmless for any actual damages which may be awarded against it based upon such claim, subject to the following terms and conditions:

          i. The agreement and obligation shall arise only if Buyer gives HSA prompt notice of the infringement claim; grants HSA, in writing, exclusive control over its defense and settlement; and provides reasonable information and assistance to HSA, at HSA's expense, in the defense of such claim;


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          ii.  The agreement and obligation will cover only the Products as delivered by HSA to Buyer, and not to any modification or addition made by Buyer or third parties;

          iii. The agreement and obligation shall not cover: (A) any claim based on the furnishing of any information, service or technical support to Buyer; or (B) any claim of infringement of any third party's rights which is based on the use of any Product in combination with other goods if such infringement would be avoided by the use of the Product alone, nor does it extend to any Product of Buyer's design or formula.

          iv. If an infringement claim is asserted, or if HSA believes one likely, HSA will have the right, but not the obligation: (A) to procure for Buyer the right to use the Products for the use contemplated by HSA and Buyer in making this Agreement; or (B) to modify the Products as appropriate to avoid such rightful claim of infringement, as long as modification for this purpose does not materially impair the operation thereof; or (C) to accept the Products returned and reimburse Buyer for the purchase price thereof less a reasonable charge for wear and tear.

          v. The sale of any Product does not convey any license by implication, estoppel, or otherwise, covering combinations of any Product with other devices or elements.

          THE FOREGOING STATES HSA'S EXCLUSIVE OBLIGATION WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND, AND THE WARRANTY PROVIDED HEREIN IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. EXCEPT AS REGARDS HSA'S OBLIGATION HEREUNDER TO DEFEND BUYER, IN NO EVENT SHALL HSA'S TOTAL LIABILITY TO BUYER EXCEED THE CUMULATIVE PURCHASE PRICE OF THE ALLEGED INFRINGING PRODUCTS PURCHASED BY BUYER AS OF THE DATE OF THE INFRINGEMENT CLAIM.

     b. Buyer shall indemnify and hold HSA and its suppliers harmless against any expense or liability from claims of patent infringement of any patents related to Products arising from: (i) HSA's compliance with specifications or instructions furnished by Buyer; (ii) use of any Products in connection with a manufacturing or other process; or (iii) use of any Products in combination with


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          products not supplied by HSA.

19. PROPRIETARY RIGHTS. As used herein, "Proprietary Rights" means all patent rights, patent applications, rights to apply for patents, copyrights, copyright registrations, trade secrets, trademarks, service marks, trademark and service mark registrations, logos, related goodwill and confidential and proprietary information owned by HSA. Buyer acknowledges and agrees that HSA and its suppliers have and will retain all Proprietary Rights in the Products. Buyer will leave intact all Proprietary Rights notices (including, without limitation, copyright notices, patent registration numbers and trademarks) on all Products purchased hereunder. Buyer shall include identification of HSA's Proprietary Rights on Buyer's final product in accordance with the compatibility designations attached to this Agreement as Schedule C.

20. USE RESTRICTIONS. Buyer represents and warrants to HSA that, as of the date of this Agreement, Buyer does not intend to use the Products in life support devices or systems or other applications which pose a significant risk of personal injury. Buyer hereby agrees to obtain HSA's prior written approval if, at any time during the term of this Agreement, Buyer intends to use the Products for any such application. If HSA approves such use, such approval shall not be effective until Buyer and HSA enter into an addendum to this Agreement satisfactory to HSA for the sale of Products for such restricted uses.

21. FORCE MAJEURE. This Agreement and HSA's performance hereunder are subject to all contingencies beyond HSA's control or beyond the control of HSA's suppliers (whether or not now in the contemplation of either of the parties), including but not limited to, force majeure; strikes; labor disputes; floods; civil commotion; war; riot; acts of God; rules; laws; orders; restrictions; embargoes; quotas or actions of any government, foreign or domestic, or any agency or subdivision thereof; casualties; fires; accidents; shortages of transportation facilities; detention of Products by customs authorities; loss of Products in public or private warehouses; or other casualty or contingency beyond HSA's control or the control of HSA's suppliers or otherwise unavoidable. In any such event, HSA shall perform its obligations under this Agreement within a reasonable time after the causes for nonperformance or delay have terminated.


22. GOVERNMENT PROCUREMENT REGULATIONS. If the face of a purchase order issued by Buyer and acknowledged by HSA provides that the Products purchased pursuant to such purchase order will be sold, or incorporated into products to be sold, under a United States Government contract or subcontract, then those clauses of applicable federal procurement regulations that are required pursuant to federal statute or regulation to be inserted in United States Government contracts or subcontracts are hereby incorporated by reference in this Agreement in connection with that specific purchase order only. HSA reserves the right to reject, without penalty of any kind, purchase orders for Products intended to be sold, or incorporated into other products sold, under a United States Government contract or subcontract.

23.  COMPLIANCE WITH LAWS; EXPORT REGULATIONS

     a. Buyer agrees to comply, and do all things necessary for HSA to comply, with all applicable federal, state and local laws, regulations and ordinances governing Buyer's performance under this Agreement. Neither party shall commit any act or request the other party to commit any act which would violate either the letter or spirit of the export control laws, rules or regulations of the United States or the government of any country having jurisdiction over the parties or the transaction(s) contemplated herein, and neither party shall fail to take any action reasonably within its capacity to assure compliance with such laws, rules or regulations.

     b. Buyer agrees that it shall not, directly or indirectly, export, reexport or transship Products, technology or software provided under this Agreement ("the Commodities") in violation of any applicable export control laws, rules or regulations promulgated and administered by the United States or any other country having jurisdiction over the parties of the transaction(s) contemplated herein. Buyer shall, in a timely manner, obtain the required government documents and approvals prior to exporting from the United States any Products.

     c. HSA shall have the right to refuse to accept purchase orders from Buyer for Products, or to deliver Products to fulfill any previously accepted purchase order from Buyer, if HSA determines, in good faith, that such proposed sale or other disposition of the Products poses an unreasonable risk of a violation of any applicable export control law or regulation. In the event HSA refuses to deliver any Products to fulfill previously accepted purchase orders from Buyer as set forth in the immediately preceding sentence, or the necessary export or reexport authorizations are not obtained within a reasonable period of time, HSA, at its option, may cancel such purchase order or contract, without penalty.

24. BUYER'S DEFAULT. Upon any default or breach in payment or otherwise by Buyer, HSA shall have the right, after notice to Buyer, to do any or all of the following: (a) cancel all or any part of this Agreement; (b) cancel any undelivered portions of this Agreement; (c) demand immediate payment of all outstanding amounts owing from Buyer to HSA pursuant to this Agreement; and/or (d) exercise all of such other rights and remedies as may be available to it under law or otherwise.

25. LIMITATIONS. HSA SHALL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE. THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS. NO ACTION MAY BE BROUGHT BY EITHER PARTY AT ANY TIME MORE THAN TWELVE (12) MONTHS AFTER THE CAUSE OF ACTION AROSE, EXCEPT THAT AN ACTION MAY BE BROUGHT WITH RESPECT TO PAYMENT AT ANY TIME WITHIN THE APPLICABLE STATUTE OF LIMITATIONS.

26. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of law rules and the exclusive forums for the resolution of any disputes hereunder shall be California state courts in the County of San Francisco or federal district courts in the Northern District of California.

27. WAIVER. Any failure by either party to enforce this Agreement as to any breach hereof by the other party shall not be deemed to be a waiver of the rights of such party as to such breach or any subsequent breach.

28. NOTICES. Wherever in this Agreement it shall be required or permitted that notice, request, demand or other communication be given or served by either party to or on the other, it shall, except as otherwise provided herein, not be deemed to be given or served unless such notice is in writing and personally delivered, or forwarded by certified or registered mail, or sent for next-day delivery through a courier or delivery company providing nationwide service, addressed to the addressee at the address specified below. Either party may change such address by written notice by certified or registered mail to the other given at least ten (10) days prior to the effective date of the change.

     To HSA:           2000 Sierra Point Parkway
                       Brisbane, CA  94005-1835
                       ATTN: Vice President, Sales Operations

     To Buyer:         3001 Daimler Street
                       Santa Ana, CA 92705
                       ATTN: Sales Department

29. COMPLETE AGREEMENT. This Agreement, along with any Schedules, Attachments, Exhibits or Addenda hereto, constitutes the entire agreement between the parties as to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written or oral, regarding such subject matter. All purchase orders issued by Buyer under this Agreement shall be governed exclusively by the terms and conditions of this Agreement. No additional or different terms proposed by Buyer or set forth on Buyer's purchase orders shall apply and all such terms and conditions shall be deemed stricken from such purchase order and of no force or effect unless expressly assented to in writing by HSA. Buyer acknowledges that neither acknowledgment of Buyer's purchase order nor delivery of any Product shall be deemed or construed as acceptance of Buyer's additional or different terms and conditions. No amendment or modification of this Agreement shall be valid except if set forth in a writing stating that it is such an amendment or modification and signed by an authorized representative of each of the parties hereto.

30. ATTORNEYS' FEES. In any action or proceeding between the parties to this Agreement, or brought to enforce the terms of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover its attorneys' fees and costs.

31. SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, such provision shall be enforced to the fullest extent permitted by applicable law and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

32. ASSIGNMENT. Neither party shall assign any right or interest nor delegate any duty or obligation under this Agreement without the prior written consent of the other party, except that HSA may assign its rights or delegate its duties under this Agreement to an HSA-related company without Buyer's prior written consent. Notwithstanding the foregoing, this Agreement shall apply to and bind the successors and assigns of the parties.

IN WITNESS WHEREOF, an authorized representative of each party has executed this Agreement as of the date first above written.

HITACHI SEMICONDUCTOR                       SIMPLE TECHNOLOGY,
(AMERICA) INC.                              INCORPORATED

BY:  /s/ Michael Brown                      BY:  /s/ Manouch Moshayedi
     ----------------------------------          -------------------------------
NAME:    Michael Brown                      NAME:    Manouch Moshayedi
     ----------------------------------          -------------------------------
TITLE:   Vice President                     TITLE:   Vice President
     ----------------------------------          -------------------------------

DATE: May 18, 1998                         DATE: April 30, 1998

                                   SCHEDULE A

                                    PRODUCTS



                  HSA PART         INITIAL            LEAD
                  NUMBER           INVENTORY LEVEL    TIME
                  ---------------  ---------------   -------
                  HN29W64AH0STE-1      TBD           8 weeks

                  HN29W6411TBE-50*     TBD           8 weeks

                  HN29W6411TBV-50*     TBD           8 weeks

                  HN29W6411TT-50*      TBD           8 weeks


NOTE: HSA Part Numbers followed by an asterisk (*) are Component Products.


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